EXHIBIT 21

                   Subsidiaries


 Avcon Industries, Inc., a Kansas Corporation

 Butler National Services, Inc., a Florida Corporation, formerly Lauderdale Services, Inc.

 Butler National Corporation Consulting Engineers,
Inc.,
 a Kansas Corporation, formerly HSD, Inc.

 Butler National Service Corporation, a Delaware
Corporation

 Butler National, Inc., a Nevada Corporation

 Butler Temporary Services, Inc., a Missouri
Corporation

 Woodson Avionics, Inc., a Nebraska Corporation

 Cansas International Corporation, a Delaware
Corporation

 R F, Inc., a Missouri Corporation

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